UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549



                                       FORM 8-K

                                    CURRENT REPORT


        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest
event reported): June 6, 1996                   Commission file number 1-11802





                               World Color Press, Inc.
                (Exact name of registrant as specified in its charter)



                Delaware                                37-1167902
     (State or other jurisdiction of      (IRS Employer Identification Number)
     incorporation or organization)



        340 Pemberwick Road,
        Greenwich, Connecticut                                 06831
 (Address of principal executive offices)                   (Zip Code)




                                     203-532-4200
                 (Registrant's telephone number, including area code)













                                 Page 1 of ____ Pages

                              Exhibit Index on page ____

Item 2.     Acquisition or Disposition of Assets.
- -------------------------------------------------

      On June 6, 1996, World Color Press, Inc., (along with its subsidiaries, "World Color" or the "Company") acquired from Ringier A.G. all of the issued and outstanding capital stock of Krueger Acquisition Corporation, including all of the issued and outstanding capital stock of Ringier Holdings, Inc., Ringier America, Inc., Krueger Ringier, Inc., Ringier Print U.S., Inc. and W.A. Krueger Co. Olathe (collectively, "Ringier America"), for approximately $128 million (the "Acquisition"). In addition, the Company assumed approximately $287 million of Ringier America's indebtedness, of which approximately $281 million was liquidated upon consummation of the Acquisition. The Acquisition was accounted for as a purchase.

      The Acquisition and liquidation of indebtedness were funded using proceeds from acquisition term loans under the Second Amended and Restated Credit Agreement dated as of June 6, 1996, as amended (the "Credit Agreement"), among World Color and the lenders and agents party thereto. The Credit Agreement provides for an additional $566 million of commitments, for aggregate total commitments of $975 million. The credit facility provides for varying semi-annual reductions in commitments and matures on December 31, 2002. All other significant financial provisions of the bank credit facility remain substantially unchanged.

      Ringier America, based in Chicago, Illinois, is a leading diversified commercial printer whose business includes the printing of catalogs, magazines and soft-cover books.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
- ---------------------------------------------------------------------------

     (a)  Financial Statements of Business Acquired.
          ------------------------------------------


          The following financial statements of Ringier America's consolidated reporting entity, Krueger Acquisition Corporation, are set forth in Annex A hereto:


                  Years Ended December 31, 1995, 1994 and 1993:

                  Report of Independent Auditors
                  Consolidated Balance Sheets
                  Consolidated Statements of Operations
                  Consolidated Statements of Stockholder's Equity
                  Consolidated Statements of Cash Flows
                  Notes to Consolidated Financial Statements

      (b)   Pro Forma Financial Information.
            --------------------------------

            The following pro forma financial information is set forth in Annex B hereto:

                  Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 1996

                  Unaudited Pro Forma Combined Condensed Statement of Operations for the three months ended March 31, 1996

                  Unaudited Pro Forma Combined Condensed Statement of Operations for the fiscal year ended December 31, 1995

                  Notes to Unaudited Pro Forma Combined Condensed Financial Statements


      (c)   Exhibits.
            ---------

            The following exhibits are set forth in Annex C hereto:

            10.1  Stock Purchase Agreement by and among Ringier A.G.,
                  Krueger Acquisition Corporation and World Color Press, Inc. dated April 24, 1996

            10.2  Second Amended and Restated Credit Agreement dated
                  June 6, 1996

            10.3 First Amendment to Second Amended and Restated Credit Agreement, dated June 10, 1996

                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          WORLD COLOR PRESS, INC.




Date: June 21, 1996                             By: /S/ MARC L. REISCH
                                                    ---------------------------
                                                Marc L. Reisch
                                                Executive Vice President, Chief
                                                Operating and Financial Officer

                                  ANNEX A

                          Consolidated Financial Statements

                           Krueger Acquisition Corporation


                     Years ended December 31, 1995, 1994, and 1993
                          with Report of Independent Auditors

                         Krueger Acquisition Corporation

                        Consolidated Financial Statements


                  Years ended December 31, 1995, 1994, and 1993




                                    CONTENTS

Report of Independent Auditors...............................................1

Consolidated Financial Statements

Consolidated Balance Sheets..................................................2
Consolidated Statements of Operations........................................4
Consolidated Statements of Stockholder's Equity..............................5
Consolidated Statements of Cash Flows........................................6
Notes to Consolidated Financial Statements...................................7

                         Report of Independent Auditors

The Board of Directors
Krueger Acquisition Corporation

We have audited the accompanying consolidated balance sheets of Krueger Acquisition Corporation as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Krueger Acquisition Corporation at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                              ERNST & YOUNG LLP
February 2, 1996

                         Krueger Acquisition Corporation

                           Consolidated Balance Sheets

                           December 31, 1995 and 1994
                             (Dollars in Thousands)


                                                                             1995              1994
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                             $         14     $         24
   Receivables, less allowance for doubtful accounts of $1,950
     and $1,998, respectively                                                  72,466           65,758
   Inventories:
     Materials and supplies                                                    26,207           17,995
     Work in process                                                           13,384           17,369
                                                                       ------------------------------------
   Total inventories                                                           39,591           35,364
   Less:  Progress billings                                                     2,262            4,060
                                                                       ------------------------------------
                                                                               37,329           31,304
   Current portion of deferred income taxes                                         -              235
   Prepaid expenses                                                             1,141              888
                                                                       ------------------------------------
Total current assets                                                          110,950           98,209

Property, plant, and equipment (at cost):
   Land                                                                         5,618            6,628
   Buildings                                                                  103,665          107,233
   Machinery and equipment                                                    358,744          348,477
   Construction in progress                                                     4,724            2,809
                                                                       ------------------------------------
                                                                              472,751          465,147
   Less:  Accumulated depreciation and amortization                           198,857          161,623
                                                                       ------------------------------------
                                                                              273,894          303,524

Excess of costs over net assets acquired, net of accumulated
   amortization of $26,218 and $22,269, respectively                          130,986          134,935

Debt issuance costs, net of accumulated amortization of $15,285
   and $9,772, respectively                                                     2,699            7,454
Other assets                                                                   10,278            6,918
                                                                       ====================================
Total assets                                                                 $528,807         $551,040
                                                                       ====================================



                                                                             1995              1994
                                                                       ------------------------------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Accounts payable                                                         $  30,687        $  25,393
   Accrued liabilities                                                         17,054           17,791
   Income taxes payable                                                         2,723              605
   Current portion of long-term debt                                           19,557           35,796
   Current portion of deferred income taxes                                       525                -
                                                                       ------------------------------------
Total current liabilities                                                      70,546           79,585

Long-term debt                                                                267,162          291,032
Deferred income taxes                                                          70,835           78,920
Other long-term liabilities                                                     6,748            4,441

Stockholder's equity:
   Common stock, no par, 3,000 shares authorized, 100 shares
     issued and outstanding                                                    55,000           55,000
   Additional contributed capital                                              97,760           97,760
   Accumulated deficit                                                        (39,244)         (55,698)
                                                                       ------------------------------------
Total Stockholder's equity                                                    113,516           97,062










                                                                       ------------------------------------
Total liabilities and Stockholder's equity                                   $528,807         $551,040
                                                                       ====================================

See accompanying notes.


                         Krueger Acquisition Corporation

                      Consolidated Statements of Operations

                  Years ended December 31, 1995, 1994, and 1993
                             (Dollars in Thousands)



                                                            1995             1994              1993
                                                     ------------------------------------------------------
Net sales                                                  $514,809          $462,421         $435,179

Cost of goods sold                                         (403,257)         (362,822)        (340,200)
Selling, general, and administrative
  expense                                                   (39,715)          (33,495)         (33,419)
Depreciation and amortization                               (43,117)          (39,067)         (42,473)
Income related to settled customer contract                  31,481             8,366            7,998
Plant closure costs                                               -                 -           (2,750)
                                                     ------------------------------------------------------
                                                           (454,608)         (427,018)        (410,844)
                                                     ------------------------------------------------------
Operating income from continuing
  operations                                                 60,201            35,403           24,335
Interest income                                                 449               284              204
Interest expense                                            (33,858)          (34,092)         (41,257)
                                                     ------------------------------------------------------
Income (loss) before income taxes from continuing
   operations                                                26,792             1,595          (16,718)
(Provision) benefit for income taxes                        (10,338)           (1,535)           3,574
                                                     ------------------------------------------------------
Income (loss) from continuing operations                     16,454                60          (13,144)

DISCONTINUED OPERATIONS (NOTE 2)
Loss from operations of discontinued segments
   (less applicable income taxes of $176)                         -                 -             (283)

Loss on disposal of discontinued segments (less
   applicable income taxes of $9,907)                             -                 -          (16,304)
                                                     ------------------------------------------------------
Loss from discontinued operations                                 -                 -          (16,587)
                                                     ------------------------------------------------------
Net income (loss)                                         $  16,454      $         60        $ (29,731)
                                                     ======================================================

See accompanying notes.


                         Krueger Acquisition Corporation

                 Consolidated Statements of Stockholder's Equity

                  Years ended December 31, 1995, 1994, and 1993
                             (Dollars in Thousands)



                                                      ADDITIONAL                        TOTAL
                                        COMMON       CONTRIBUTED     ACCUMULATED    STOCKHOLDER'S
                                         STOCK         CAPITAL         DEFICIT          EQUITY
                                    ----------------------------------------------------------------
Balance at December 31, 1992               $55,000      $67,760         $(26,027)       $  96,733
Capital contribution                             -       10,000                -           10,000
Net loss                                         -            -          (29,731)         (29,731)
                                    ----------------------------------------------------------------
Balance at December 31, 1993                55,000       77,760          (55,758)          77,002
Capital contribution                             -       20,000                -           20,000
Net income                                       -            -               60               60
                                    ----------------------------------------------------------------
Balance at December 31, 1994                55,000       97,760          (55,698)          97,062
Net income                                       -            -           16,454           16,454
                                    ----------------------------------------------------------------
Balance at December 31, 1995               $55,000      $97,760         $(39,244)        $113,516
                                    ================================================================

See accompanying notes.

                                                                              5

                         Krueger Acquisition Corporation
                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1995, 1994, and 1993
                             (Dollars in Thousands)



                                                                      1995          1994          1993
                                                                 -------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                     $16,454    $       60      $(29,731)
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
     Depreciation and amortization                                     43,117        39,067        48,218
     Accelerated amortization of debt issuance costs and
       unamortized discount                                             4,533             -             -
     Amortization of debt issuance costs                                1,935         1,936         1,935
     Amortization of discount on long-term debt                           636           636         1,106
     (Decrease) in deferred income taxes                               (7,325)       (2,612)       (1,447)
     Provision for losses on accounts receivable                            -             -           900
     Net (gain) loss on disposal of fixed assets                          (86)         (185)        3,359
     Loss on disposal of discontinued segments                              -             -        16,304
     Other changes in assets and liabilities:
       (Increase) decrease in receivables                              (6,708)       (4,072)       12,403
       (Increase) decrease in inventories                              (6,025)        3,045         3,144
       (Increase) decrease in prepaid expenses                           (253)          155          (290)
       (Increase) in other assets, net of purchase of
         interest rate cap                                             (3,360)       (4,867)       (1,106)
       Increase (decrease) in accounts payable, income
         taxes payable, and accrued liabilities
                                                                        6,675        (4,750)      (10,375)
       Increase (decrease) in other long-term liabilities               2,307         1,524           (24)
                                                                 -------------------------------------------
Total adjustments                                                      35,446        29,877        74,127
                                                                 -------------------------------------------
Net cash provided by operating activities                              51,900        29,937        44,396

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                  (14,756)      (29,209)      (35,536)
Payments made on reimbursable deposits                                      -             -       (20,211)
Refunds of reimbursable deposits                                            -         7,801        12,410
Proceeds from sale of fixed assets                                      5,304           622         7,337
Proceeds from sale of discontinued segments                                 -             -        75,443
Costs of disposal of discontinued segments                                  -             -       (15,988)
                                                                 -------------------------------------------
Net cash (used in) provided by investing activities                    (9,452)      (20,786)       23,455

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution                                                        -        20,000        10,000
Proceeds from issuance of long-term debt                                    -         8,890         2,350
Repayment of long-term debt                                           (41,700)      (37,999)      (80,179)
Purchase of interest rate cap                                               -          (945)            -
Payment of debt refinancing costs                                        (758)            -             -
                                                                 -------------------------------------------
Net cash used in financing activities                                 (42,458)      (10,054)      (67,829)
                                                                 -------------------------------------------
Net increase (decrease) in cash and cash equivalents                      (10)         (903)           22
Cash and cash equivalents at beginning of year                             24           927           905
                                                                 -------------------------------------------
Cash and cash equivalents at end of year                           $       14    $       24    $      927
                                                                 ===========================================
See accompanying notes.

                                                                         6

                         Krueger Acquisition Corporation

                   Notes to Consolidated Financial Statements

                  Years ended December 31, 1995, 1994, and 1993


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Krueger Acquisition Corporation (KAC) and its wholly owned subsidiaries, Ringier America, Inc. (RAI) and Krueger Ringier, Inc. (KRI) (collectively referred to as the Company). The Company is a wholly owned subsidiary of Ringier AG, a Switzerland-based publisher and printer.

All intercompany transactions have been eliminated in the accompanying consolidated financial statements.

NATURE OF OPERATIONS

The Company is a commercial printer of magazines, catalogs, inserts, and mass-market paperback books utilizing rotogravure, offset, and flexographic printing processes. Print production occurs at six printing plants located throughout the United States. The Company provides a full range of print and print-related services including prepress, press, bindery, mail preparation, and distribution. All operations and substantially all customers are located in the United States.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company's policy is to classify investments with remaining maturities at date of purchase of three months or less as cash equivalents, which consisted principally of money market accounts. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate fair value.

                         Krueger Acquisition Corporation

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories are stated at the lower of cost or market. The cost of materials and work-in-process inventories that are determined on the last in, first out (LIFO) method totaled $3,583,000 at December 31, 1995, and $6,726,000 at December 31, 1994; all other such inventories are determined on the first in, first out method. The cost of supplies inventories ($8,648,000 and $8,029,000 at December 31, 1995 and 1994, respectively) is determined on the average cost method. Inventories stated on the LIFO method were $1,472,000 and $213,000 below replacement cost at December 31, 1995 and 1994, respectively.

DEPRECIATION AND AMORTIZATION

Property, plant, and equipment are depreciated on the straight-line method over their estimated useful lives. Costs in excess of net assets acquired are amortized on the straight-line method over 40 years. Debt issuance costs are amortized on the straight-line method over the period that the related debt will be outstanding. In 1994, the Company extended the lives used to depreciate certain fixed assets. The effect of the change was to reduce depreciation expense in 1994 by approximately $4,800,000.

2.  DISCONTINUED OPERATIONS

In 1993, the Company sold two of its printing facilities which were engaged in printing "Special Interest Magazines" to an unrelated party and closed one of its printing facilities which was engaged in the printing of hardcover books. The Company has accounted for these transactions as discontinued operations in the accompanying Consolidated Statement of Operations. At December 31, 1994 and 1993, the remaining real property of the hardcover book printing facility had a book value of $5.0 million.

The loss on disposal in 1993 includes sales proceeds from the discontinued segments of $80,443,000, including $5,000,000 of estimated future proceeds. By the terms of its credit agreement, these proceeds of sale required the Company to prepay $47,973,000 of its term debt in 1993.

                         Krueger Acquisition Corporation

3.  DEBT

Long-term debt consists of the following:

                                                               1995              1994
                                                         ------------------------------------
                                                                   (In Thousands)
Term notes:
   Maturity on December 31, 1998                               $110,000         $110,000
   Maturities through December 31, 1997                          45,353           64,382
   Maturity on December 31, 1998                                 20,000           20,000
   Maturity on December 31, 1998                                 10,000           10,000
   Maturities through December 31, 1997                               -           10,350
                                                         ------------------------------------
                                                                185,353          214,732
Revolving credit facility available through 1997                 60,000           55,000

Promissory notes:
   9.62%, due 1996 (refinanced through 1997)                     24,000           36,000
   9.67%, due 1996 (refinanced through 1997)                      8,000           12,000
   Less:  Unamortized discount                                        -           (1,591)
                                                         ------------------------------------
                                                                 32,000           46,409
Other                                                             9,366           10,687
                                                         ------------------------------------
                                                                286,719          326,828
Less:  Installments due within one year                          19,557           35,796
                                                         ------------------------------------
                                                               $267,162         $291,032
                                                         ====================================


On December 21, 1989, the Company entered into a credit agreement under which amounts previously borrowed included term loan facilities of $170,000,000, $110,000,000, $30,000,000, $20,000,000, and $10,000,000. The credit agreement also provides the Company with a revolving credit facility equal to 80% of eligible receivables and 50% of eligible inventory with a maximum availability of $80,000,000 at December 31, 1995 ($90,000,000 at December 31, 1994). The
Company is required to pay a quarterly commitment fee of 1/2 of 1% per annum on the daily average unused amount of the revolving credit facility. Pursuant to amending the credit agreement in 1992, Ringier AG contributed $10,000,000 of additional capital in 1993 which was used to repay a portion of borrowings under the revolving credit facility and $20,000,000 of additional capital in 1994, which was used to repay a portion of the term notes.

The amended credit agreement provides for interest on the term loan facilities, except for the $110,000,000 facility, and the revolving credit facility to be based upon the prime rate or the Euro-Rate, as selected by the Company, plus an applicable rate margin. The applicable rate margin varies from a minimum of 1 1/4% for the prime rate and 2 1/4% for the Euro-Rate to a maximum of 1 1/2% for the prime rate and 2 1/2% for the Euro-Rate.
The applicable rate margin is determined by the ratio of consolidated total

                         Krueger Acquisition Corporation

3.  DEBT (CONTINUED)

indebtedness to adjusted consolidated net worth and the ratio of cash flow available for debt service to net interest expense of the Company. The Company is currently paying an applicable rate margin of 1 1/4% on the prime rate and 2 1/4% on the Euro-Rate option.

On December 15, 1995, the credit agreement was further amended to permit an assignment of the $110,000,000 facility to another lender and a refinancing of the $24,000,000 and $8,000,000 promissory notes issued by RAI. The assignment of the $110,000,000 note was a noncash financing transaction and is not reflected on the accompanying consolidated statement of cash flows. The amended and restated $110,000,000 credit agreement provides for interest at the prime rate plus .50% or the Euro-Rate plus .65% through December 31, 1997, and the Euro-Rate plus 1.00% thereafter as selected by the Company. Interest prior to December 15, 1995, had been at the prime rate plus .50% or the Euro-Rate plus 1.50% as selected by the Company. The new $32,000,000 credit agreement provides for interest at the prime rate plus .50% or the Euro-Rate plus 1.20% as selected by the Company. Because of notification requirements, the RAI promissory notes were repaid and the term note issued on January 11, 1996. The $32,000,000 term note matures on December 31, 1997. Therefore, the $32,000,000 has been excluded from installments due within one year. In conjunction with these transactions, the Company was required to pay a fee of .40% of the loan amounts, a prepayment penalty of $342,000 on the RAI notes and various other expenses. The Company also accelerated the amortization of the original debt issuance costs and unamortized discount ($3,578,000 and $955,000, respectively).

The credit agreements require the Company to maintain a minimum net worth (as defined), a debt service coverage ratio (as defined), a current ratio (as defined), and a leverage ratio (as defined) at varying and specified amounts or rates. The agreements limit future indebtedness, rentals, and capital expenditures and provide for additional mandatory principal repayment if excess cash flow (as defined) is realized. The term notes and revolving credit facility are collateralized by the assets of KAC and its wholly owned subsidiaries, except RAI. RAI's portion of the Company's consolidated total assets is approximately $124,000,000. The principal and interest on the $110,000,000 term note is guaranteed by Ringier AG. The interest on the new $32,000,000 note and on notes issued by KAC is also guaranteed by Ringier AG. The Company has agreed to pay Ringier AG a fee of $1,000,000 per annum for its guarantee of the $110,000,000 term note. The payment of the fee is contingent upon achieving a sufficient excess cash flow level. The fees for 1995, 1994, and 1993 will be paid based upon the Company achieving a sufficient excess cash flow level in a future period. The Company has included the fee in interest expense in all years.

                         Krueger Acquisition Corporation

3.  DEBT (CONTINUED)

INTEREST RATE CAP AGREEMENTS

The Company enters into interest rate cap agreements to reduce the impact of increases in interest rates on its variable rate debt. Such agreements entitle the Company to receive from a bank the amount, if any, by which the Company's interest payments exceed the rates specified in the agreements. The Company is subject to the credit risk that the bank may fail to perform under such agreements. The cost of the agreements is amortized to interest expense over the term of the agreements, and the unamortized cost is included in other assets. Payments received as a result of the agreements, if any, are recorded as a reduction of interest expense. At December 31, 1995, the Company has one such interest rate cap agreement in effect. The agreement caps $150,000,000 of the term notes and borrowings under the revolving credit agreement at a rate of 7.00% for the Euro-Rate, plus the applicable rate margin, and expires on March 10, 1997.

NOTE PAYABLE TO RINGIER AG

At December 31, 1995 and 1994, other long-term debt includes a $5,000,000 demand note payable to Ringier AG. The note bears interest at 6.00% per annum. Ringier AG has informed the Company that it does not anticipate demanding repayment of the note in 1996.

INTEREST

Interest costs incurred and capitalized interest amounted to $33,980,000 and $122,000, respectively, for 1995, $35,589,000 and $1,497,000, respectively, for
1994, and $43,132,000 and $1,875,000, respectively, for 1993. Interest paid, including capitalized interest, was $26,907,000, $30,961,000, and $39,663,000 for 1995, 1994, and 1993, respectively.

Aggregate debt maturities after 1996 are as follows (in thousands):

     YEAR                                                  AMOUNT
    --------------------------------------------------------------------
    1997                                                   $120,400
    1998                                                    141,082
    1999                                                      5,680
                                                    ====================
                                                           $267,162
                                                    ====================

The carrying amount of the Company's long-term debt approximates fair value.

                         Krueger Acquisition Corporation

4.  INCOME TAXES

The provision (benefit) for income taxes is summarized as follows:

                                                            1995             1994              1993
                                                     ------------------------------------------------------
                                                                        (In Thousands)
Continuing operations:
   Current provision (benefit):
     Federal                                                $14,932          $3,014            $(1,901)
     State                                                    2,731           1,133               (347)
                                                     ------------------------------------------------------
                                                             17,663           4,147             (2,248)
   Deferred (benefit) provision:
     Federal                                                 (6,845)         (1,643)            (1,122)
     State                                                     (480)           (969)              (204)
                                                     ------------------------------------------------------
                                                             (7,325)         (2,612)            (1,326)
                                                     ======================================================
Total provision (benefit)                                   $10,338          $1,535           $ (3,574)
                                                     ======================================================

Discontinued operations:
   Current provision:
     Federal                                            $         -       $       -           $  8,714
     State                                                        -               -              1,589
                                                     ------------------------------------------------------
                                                                  -               -             10,303
   Deferred (benefit):
     Federal                                                      -               -            (17,242)
     State                                                        -               -             (3,144)
                                                     ------------------------------------------------------
                                                                  -               -            (20,386)
                                                     ======================================================
Total benefit                                           $         -       $       -            $10,083
                                                     ======================================================

The reconciliation of the expected provision (benefit) for income taxes from continuing operations to amounts reported is as follows:


                                                               1995            1994             1993
                                                     ------------------------------------------------------
                                                                        (In Thousands)

Expected provision (benefit) computed at the federal
   statutory rate (35%)                                    $  9,377        $    558           $ (5,851)
Effect of amortization of excess of costs over net
   assets acquired                                            1,382           1,382              1,382
Effect of increase in federal statutory rate                      -               -              1,281
Other, net                                                     (421)           (405)              (386)
                                                     ======================================================
                                                            $10,338          $1,535           $ (3,574)
                                                     ======================================================


                         Krueger Acquisition Corporation

4.  INCOME TAXES (CONTINUED)

The net deferred income tax liability relates principally to different carrying values for property, plant, and equipment, inventories, and certain accrued liabilities for financial accounting purposes rather than for income tax purposes. The significant components of the net deferred income tax liability at December 31, 1995 and 1994, are as follows:

                                                       1995            1994
                                               ---------------------------------
                                                          (In Thousands)
Deferred income tax liabilities:
   Property, plant, and equipment                    $67,432         $72,579
   Inventories                                         2,904           3,149
   Other                                               4,829           6,437
                                               ---------------------------------
Total deferred income tax liabilities                 75,165          82,165

Deferred income tax assets:
   Accrued liabilities (principally vacation
   pay, postretirement medical benefits, and
   workmen's compensation)                            3,603           3,337
   Other                                                202             143
                                               ---------------------------------
Total deferred income tax assets                      3,805           3,480
                                               =================================
Net deferred income tax liability                   $71,360         $78,685
                                               =================================

Cash payments for income taxes totaled $15,866,000, $5,987,000, and $6,284,000 during 1995, 1994, and 1993, respectively.

                         Krueger Acquisition Corporation

5.  RETIREMENT PLAN

The Company maintains a combined, noncontributory, trusteed, defined-benefit retirement Plan, the Ringier America Employees Retirement Plan. The Plan covers substantially all nonunion employees and certain union employees who are not covered by union-sponsored retirement plans under the terms of a collective bargaining agreement. Benefits are based on age, years of service, compensation, and normal retirement at age 65. The policy of the Company is to fund pension costs in the minimum amounts required by the Employee Retirement Income Security Act of 1974. The Plan's assets are invested primarily in marketable securities. The following table sets forth the Plan's funded status at December 31, 1995 and 1994.

                                                                                1995            1994
                                                                          ---------------------------------
Actuarial present value of benefit obligations:                                    (In Thousands)
   Accumulated benefit obligations, including vested benefits of
     $42,934,000 and $34,767,000, respectively                                   $47,143         $38,897
                                                                          =================================
Projected benefit obligation                                                     $54,796         $48,337
Plan assets at fair value                                                         47,243          38,900
                                                                          ---------------------------------
Plan assets less than projected benefit obligation                                (7,553)         (9,437)
Unrecognized net loss                                                             11,927          11,219
                                                                          =================================
Prepaid pension cost at December 31                                             $  4,374        $  1,782
                                                                          =================================


                                                                   FOR THE YEAR ENDED DECEMBER 31
                                                                1995            1994            1993
                                                          -------------------------------------------------
Net pension cost for the year included the                                 (In Thousands)
  following  components:
     Service cost-benefits earned during the year               $  2,210        $  2,161        $  3,464
     Interest cost on projected benefit obligation                 4,471           4,183           5,710
     Actual return on Plan assets                                 (8,828)          2,034          (5,086)
     Net amortization and deferral                                 5,432          (5,506)           (655)
                                                          -------------------------------------------------
                                                                $  3,285        $  2,872        $  3,433
                                                          =================================================

In 1993, in connection with the disposal of the industry segments discussed in
Note 2, the Company agreed to fully vest the affected employees in their accumulated plan benefits and, in accordance with the Plan's provisions, pay out such benefits in lump-sum payments to the employees. These transactions resulted in a settlement and a curtailment of the Plan as defined in Statement of Financial Accounting Standards No. 88 entitled "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The effect of these transactions was to

                         Krueger Acquisition Corporation

5.  RETIREMENT PLAN (CONTINUED)

reduce the projected benefit obligation by approximately $13,417,000, to increase the unrecognized net loss by approximately $5,432,000 and reduce the Plan assets by approximately $18,435,000 resulting in a net gain from the settlement and curtailment of approximately $414,000. This amount has been included in the loss on disposal of discontinued segments in the accompanying 1993 consolidated statement of operations.

In determining the actuarial present value of the projected benefit obligation, weighted-average discount rates of 7.75%, 9%, and 8.25% were used for 1995, 1994, and 1993, respectively. The expected long-term rate of return on Plan assets was 9% for 1995 and 9.5% for 1994 and 1993. The rate of increase in future compensation levels was 3.5%, 4.8%, and 4.0% for 1995, 1994, and 1993, respectively. It is possible that the Company's assumptions may change in the near term and the changes may have a material effect on future pension expense and prepaid pension cost.

The Company contributed $5,876,000 to the Plan during 1995.

The charges to operations for retirement plans under collective bargaining agreements covering substantially all remaining employees (on a defined-contribution basis) were $600,000, $577,000, and $630,000 in 1995, 1994, and 1993, respectively. The Company's contributions to these plans are based on a percentage of each participant's base wages.

6.  POSTRETIREMENT MEDICAL BENEFITS

The Company sponsors a defined-benefit health care plan that provides postretirement medical benefits to full-time employees who have either 10 years of credited service under the Company-sponsored retirement plan and attained age 60, or a combination of years of credited service and age (must be at least 55) equal to 85 while in service with the Company. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. Employees who retire after January 1, 1994, will only be reimbursed a portion of their Medigap premium after reaching age 65. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

                         Krueger Acquisition Corporation

6.  POSTRETIREMENT MEDICAL BENEFITS (CONTINUED)

The following table presents the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheets:


                                                                             DECEMBER 31
                                                                         1995            1994
                                                                   ---------------------------------
                                                                            (In Thousands)
Accumulated postretirement benefit obligation:
   Retirees                                                               $(4,891)        $(5,598)
   Fully eligible active plan participants                                   (567)           (350)
   Other active plan participants                                          (2,991)         (3,155)
                                                                   ---------------------------------
                                                                           (8,449)         (9,103)
Plan assets at fair value                                                       -               -
                                                                   ---------------------------------
Accumulated postretirement benefit obligation in excess of
   plan assets                                                             (8,449)         (9,103)
Unrecognized prior service cost                                                 -               -
Unrecognized net (gain)                                                    (1,595)           (916)
Unrecognized transition obligation                                          7,973           8,442
                                                                   =================================
Accrued postretirement benefit cost                                       $(2,071)        $(1,577)
                                                                   =================================

Net periodic postretirement benefit cost included the following components:




                                                            FOR THE YEAR ENDED DECEMBER 31
                                                         1995            1994            1993
                                                   -------------------------------------------------
                                                                    (In Thousands)


Service cost                                             $    291        $    320       $     296
Interest cost                                                 787             749             723
Actual return on plan assets                                    -               -               -
Amortization of transition obligation over 20
   years                                                      469             469             469
                                                   =================================================
Net periodic postretirement benefit cost                  $ 1,547         $ 1,538         $ 1,488
                                                   =================================================



The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 7% for retirees under 65 and 6% for retirees 65 and over for 1995. These rates are 1% less than the 1994 assumed rates and 2% less than the 1993 assumed rates and are assumed to decrease gradually to 6% for all retirees for 1998 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the

                         Krueger Acquisition Corporation

6.  POSTRETIREMENT MEDICAL BENEFITS (CONTINUED)

accumulated postretirement benefit obligation as of December 31, 1995, by $463,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $43,000.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8%, 9% and 8% at December 31, 1995, 1994, and 1993, respectively.

7.  CUSTOMER CONTRACT SETTLEMENT

In January 1995, the Company received $31,481,000 from one of its customers as final settlement of the customer's future obligations under a printing services contract. The contract required the customer to pay an annual amount to the Company for depreciation and amortization of a plant built principally for the customer, net of any production for other customers, through 1999. In 1994 and 1993, the net amounts realized by the Company from this arrangement were $8,366,000 and $7,998,000, respectively. The $31,481,000, $8,366,000, and
$7,998,000 have been reflected as income in the accompanying consolidated financial statements. The $8,366,000 and the $7,998,000 have been reclassified from net sales in the 1994 and 1993 consolidated statements of operations.

8.  PLANT CLOSURE COSTS

During 1993, the Company sold a printing plant closed in an earlier period. The sales proceeds were less than anticipated, requiring an additional $2,700,000 to be recorded as plant closing costs.

                         Krueger Acquisition Corporation

9.  COMMITMENTS

The Company leases, under noncancelable operating leases, certain manufacturing equipment, office facilities, certain computer equipment, and other items. The following is a schedule by year of the future minimum rental payments required under operating leases with an original term in excess of one year:

                                                 (In Thousands)
    YEAR ENDING DECEMBER 31
    1996                                             $  7,021
    1997                                                6,703
    1998                                                6,294
    1999                                                5,833
    2000                                                5,509
    Thereafter                                         17,342
                                           ---------------------------
                                                      $48,702
                                           ===========================

Total rent expense for the Company was $7,005,000, $6,538,000, and $6,036,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

10.  ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31, 1995 and 1994, respectively:

                                              1995             1994
                                       ------------------------------------
                                                 (In Thousands)

    Accrued vacation pay                      $  5,966          $  5,864
    Accrued payroll                              4,016             2,340
    Accrued interest                             2,899             4,882
    Accrued real estate taxes                    1,948             2,049
    Accrued workmen's compensation               1,806             1,519
    Other                                          419             1,137
                                       ====================================
                                               $17,054           $17,791
                                       ====================================

                                  ANNEX B

                           WORLD COLOR PRESS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)



On June 6, 1996, World Color acquired all of the issued and outstanding capital stock of Ringier America for approximately $128,000 (the "Acquisition"). In addition, World Color assumed approximately $287,000 of Ringier America's indebtedness. World Color liquidated approximately $281,000 of this indebtedness upon consummation of the transaction. The Acquisition was accounted for as a purchase. The excess of cost over the book value of net assets acquired was $149,099 and is reflected as goodwill in the accompanying unaudited pro forma combined condensed balance sheet. The Company is in the process of assessing the operations of Ringier America and finalizing the assignment of fair value to assets acquired and liabilities assumed. Upon completion of this process, the Company will finalize the allocation of purchase price. Accordingly, the final asset and liability fair values may differ significantly from those set forth in the accompanying unaudited pro forma combined condensed balance sheet.

The accompanying unaudited pro forma combined condensed balance sheet combines the historical consolidated balances of World Color and Ringier America as of March 31, 1996 and gives effect to the adjustments described in the notes hereto. The accompanying unaudited pro forma combined condensed statements of operations combine the historical consolidated operations of World Color and Ringier America for the three months ended March 31, 1996 and the fiscal year ended December 31, 1995 as if the Acquisition and liquidation of certain indebtedness of Ringier America had occurred at the beginning of the periods presented and give effect to the adjustments described in the notes hereto. Certain reclassifications have been made to the historical statements of operations of Ringier America to conform to the presentation of World Color.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the audited consolidated financial statements of World Color in its Annual Report on Form 10-K for the year ended December 31, 1995, and the unaudited condensed consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended March 31, 1996, filed with the Securities and Exchange Commission. The unaudited pro forma combined condensed financial statements do not reflect identified cost savings that will result from the combination of the two businesses, and are not necessarily indicative of the results that would have occurred had the Acquisition been consummated in accordance with the assumptions set forth in the notes hereto, or of World Color's and Ringier America's individual or combined future results. Due to the seasonal nature of the operations of both World Color and Ringier America, the unaudited pro forma combined condensed statement of operations for the three months ended March 31, 1996 is not necessarily indicative of full year results.

WORLD COLOR PRESS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
MARCH 31, 1996
(Dollars in thousands)

                                   WORLD COLOR  RINGIER        PRO FORMA      PRO FORMA
                                   PRESS, INC.  AMERICA       ADJUSTMENTS      COMBINED
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents      $    10,911  $        14  $          -      $  10,925
   Accounts receivable - net          216,479       54,729             -        271,208
   Inventories                        111,651       39,830             -        151,481
   Deferred income taxes               29,354            -             -         29,354
   Other                                7,600        1,712             -          9,312
                                  -----------  -----------  ------------     ----------
      Total current assets            375,995       96,285             -        472,280
                                  -----------  -----------  ------------     ----------

NONCURRENT ASSETS:
   Property, plant and
     equipment, at cost               935,657      475,780      (208,801)(a)  1,202,636
   Accumulated depreciation and
     amortization                    (459,479)    (208,801)      208,801 (a)   (459,479)
                                  -----------  -----------  ------------     ----------
      Property, plant and
        equipment - net               476,178      266,979             -        743,157

   Goodwill - net                     249,261      129,998        19,101 (b)    398,360
   Other                               25,799       11,554             -         37,353
                                  -----------  -----------  ------------     ----------
      Total noncurrent assets         751,238      408,531        19,101      1,178,870
                                  -----------  -----------  ------------     ----------

TOTAL ASSETS                      $ 1,127,233  $   504,816  $     19,101     $1,651,150
                                  ===========  ===========  ============     ==========

LIABILITIES AND STOCKHOLDERS'
EQUITY
CURRENT LIABILITIES:
   Accounts payable and accrued
     expenses                     $   180,657  $    31,691  $          -    $   212,348
   Current maturities of
     long-term debt                    41,959       19,777       (18,186)(c)     43,550
                                  -----------  -----------  ------------     ----------
      Total current liabilities       222,616       51,468       (18,186)       255,898
                                  -----------  -----------  ------------     ----------

NONCURRENT LIABILITIES
   Long-term debt                     425,650      267,815       146,336 (c)    839,801
   Deferred income taxes               12,228       69,276             -         81,504
   Other long-term liabilities         93,094        7,208             -        100,302
                                  -----------  -----------  ------------     ----------
      Total noncurrent
        liabilities                   530,972      344,299       146,336      1,021,607
                                  -----------  -----------  ------------     ----------

STOCKHOLDERS' EQUITY:
   Common stock                           337       55,000       (55,000)(d)        337
   Additional paid-in capital         583,756       97,760       (97,760)(d)    583,756
   Accumulated deficit               (210,448)     (43,711)       43,711 (d)   (210,448)
                                  -----------  -----------  ------------     ----------

      Total stockholders' equity      373,645      109,049      (109,049)(d)    373,645
                                  -----------  -----------  ------------     ----------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY              $ 1,127,233  $   504,816  $     19,101     $1,651,150
                                  ===========  ===========  ============     ==========


See notes to unaudited pro forma combined condensed financial statements.

WORLD COLOR PRESS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 1996
(Dollars in thousands, except per share data)


                                    WORLD COLOR     RINGIER     PRO FORMA       PRO FORMA
                                    PRESS, INC.     AMERICA    ADJUSTMENTS       COMBINED

NET SALES                             $  329,111  $  110,332  $         -      $   439,443


COST OF SALES                            276,825     101,965            -          378,790
                                       ----------  ---------    ---------        ---------

GROSS PROFIT                              52,286       8,367                        60,653
                                                                        -

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                   32,304       9,645           78   (e)     42,027
                                       ----------  ---------    ---------        ---------


OPERATING INCOME (LOSS)                   19,982      (1,278)         (78)          18,626

INTEREST EXPENSE                          10,084       5,721        1,606   (f)     17,411
                                       ----------  ---------    ---------       -----------

INCOME (LOSS) BEFORE INCOME TAXES          9,898      (6,999)      (1,684)           1,215

INCOME TAX PROVISION (BENEFIT)             3,959      (2,701)        (642)  (g)        616
                                       ----------  ---------    ---------        ---------

NET INCOME (LOSS)                     $    5,939   $  (4,298)  $   (1,042)     $       599
                                      ==========   =========    =========        =========


Net income per common and
common equivalent share               $     0.17                               $      0.02

Weighted average common and
common equivalent shares outstanding  34,827,689                                34,827,689

See notes to unaudited pro forma combined condensed financial statements.

WORLD COLOR PRESS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1995
(Dollars in thousands, except per share data)

                                    WORLD COLOR     RINGIER     PRO FORMA       PRO FORMA
                                    PRESS, INC.     AMERICA    ADJUSTMENTS       COMBINED

NET SALES                             $1,295,582  $  514,809  $         -      $ 1,810,391


COST OF SALES                          1,074,785     441,812            -        1,516,597
                                      ----------- ----------  -----------        ----------

GROSS PROFIT                             220,797      72,997            -          293,794
                                      ----------- ----------  -----------        ----------

OTHER OPERATING EXPENSES:
Selling, general and administrative
expenses                                 125,539      44,277          311   (e)    170,127
Streamlining and other special items      40,900     (31,481)           -            9,419
                                      ----------- ----------  -----------        ----------

      Total other operating expenses     166,439      12,796          311          179,546
                                      ----------- ----------  -----------        ----------

OPERATING INCOME                          54,358      60,201         (311)         114,248


INTEREST EXPENSE                          37,897      33,409       (3,888)  (f)     67,418
                                      ----------- ----------  -----------        ----------

INCOME BEFORE INCOME TAXES                16,461      26,792        3,577           46,830


INCOME TAX PROVISION                       6,584      10,338        1,555   (g)     18,477
                                      ----------- ----------  -----------        ----------

NET INCOME                            $    9,877  $   16,454  $     2,022       $   28,353
                                      ==========  ==========  ===========        ==========

Net income per common and
common equivalent share               $     0.29                                $     0.82

Weighted average common and
common equivalent shares outstanding  34,440,867                                34,440,867

See notes to unaudited pro forma combined condensed financial statements.

                        WORLD COLOR PRESS, INC.

  NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                             (IN THOUSANDS)


The following adjustments are necessary to reflect the transaction, described in
Item 2, as if the transaction was consummated on March 31, 1996 for the purpose of presenting the unaudited pro forma combined condensed balance sheet, or at the beginning of the three-month interim period ended March 31, 1996 and the fiscal year ended December 31, 1995, respectively, for the purpose of presenting unaudited pro forma combined condensed statements of operations. The Company is in the process of assessing the operations of Ringier America and finalizing the assignment of fair value to assets acquired and liabilities assumed. Upon completion of this process, the Company will finalize the allocation of purchase price. Accordingly, the final asset and liability fair values may differ significantly from those set forth in the accompanying unaudited pro forma combined condensed balance sheet.

     (a) Represents the elimination of Ringier's historical accumulated depreciation.

     (b) Represents the excess of cost over book value of net assets acquired in the Acquisition of $149,099, reduced by the elimination of Ringier America's historical excess of cost over fair value of net assets acquired of $129,998.

     (c) Represents $409,182 of borrowings by World Color to fund the Acquisition and the liquidation of Ringier America's indebtedness, reduced by Ringier America's liquidated indebtedness of $281,032 (including current portion of $18,186).

     (d)  Represents the elimination of stockholders' equity of Ringier America.

     (e) Represents the amortization of excess cost over book value of net assets acquired, over a period of 35 years, of $1,065 and $4,260 for the three months ended March 31, 1996 and the fiscal year ended December 31, 1995, respectively, substantially offset by the elimination of Ringier's historical goodwill amortization.

     (f) Represents the increase (decrease) from the combined effect of additional interest expense on borrowings by World Color to fund the Acquisition and liquidation of Ringier America's indebtedness at an effective rate of 7.1%, along with the reduction of Ringier America's interest expense for liquidated indebtedness, as discussed above in note (c). A change in World Color's variable borrowing rate of 0.125% would result in a change in interest expense of $128 and $511 for the three months ended March 31, 1996 and the fiscal year ended December 31, 1995, respectively.

     (g) Represents the tax effect of the pro forma adjustment related to interest expense, as described in note (f), at an estimated marginal rate of 40%.

                                  ANNEX C

                             EXHIBIT INDEX



      EXHIBIT NO.              DESCRIPTION                                 PAGE


      10.1        Stock Purchase Agreement by and among
                  Ringier A.G., Krueger Acquisition Corporation and World Color Press, Inc. dated April 24, 1996

      10.2 Second Amended and Restated Credit Agreement dated June 6, 1996

      10.3        First Amendment to Second Amended and Restated
                  Credit Agreement, dated June 10, 1996